Exhibit 10.1 (b)

WellPoint, Inc.

Restricted Stock

Award Letter

Award Number:
NAME	Plan:	SIP1
ADDRESS	ID:
ADDRESS

I am pleased to inform you that the Compensation Committee of the WellPoint, Inc. (“WellPoint”) Board of Directors has awarded you XXXXXXX restricted shares of common stock (“Restricted Stock”) of WellPoint pursuant to Section 7 of the WellPoint 2001 Stock Incentive Plan as Amended and Restated January 1, 2003 (the “Plan”). This award is effective DATE (the “Award Date”) on the following terms and conditions:

Restriction on Transfer.

(a) Restricted Period. The shares of Restricted Stock shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of during the “Restricted Period,” which shall, with respect to any share of Restricted Stock, commence on the Award Date and end on the applicable Expiration Date described in paragraph (b) below.

(b) Lapse of Restrictions. The Restricted Period shall end, and the restrictions on the Restricted Stock shall lapse (the “Expiration Date”) in accordance with the following schedule:

Shares	Expiration Date

Notwithstanding the foregoing, termination of your employment will affect the disposition of the Restricted Stock according to the reason for termination:

If your employment is terminated due to your death or disability (as defined in the applicable WellPoint long term disability benefits plan), then the Restricted Period shall immediately end, causing any restrictions which would otherwise remain to immediately lapse. If your employment is terminated by WellPoint or you for any other reason, except retirement, as described below, or by WellPoint for cause (defined as serious misconduct in applicable Human Resources policies), then all Restricted Stock on which restrictions did not lapse prior to the date of termination shall be immediately forfeited. If your employment terminates due to retirement (as defined from time to time by the Compensation Committee), the Restricted Stock will not be forfeited. The restrictions will lapse in accordance with the schedule set forth above.

In the event of a Change in Control (as defined in the Plan) occurs before your employment is terminated, then the Restricted Period shall immediately end, causing any restrictions which would otherwise remain to immediately lapse.

(c) Legend. During the Restricted Period, certificates evidencing the Restricted Stock shall be held by WellPoint and shall bear the following legend:

“These shares have been issued pursuant to the WellPoint 2001 Stock Incentive Plan as Amended and Restated January 1, 2003 (the “Plan”) and are subject to forfeiture to WellPoint, Inc. in accordance with the terms of the Plan and an agreement between WellPoint, Inc. and the person in whose name the certificate is registered. These shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of except in accordance with the terms of the Plan and said agreement.”

Rights as a Shareholder. Subject to the restrictions contained in this letter, you shall have all rights of a shareholder with respect to shares of Restricted Stock including, but not limited to, the right to vote shares of Restricted Stock and the right to receive dividends and other distributions paid thereon; provided, however, that you shall not have investment powers with respect to the Restricted Stock.

Compliance with Rule 144. The shares of WellPoint stock awarded pursuant to this letter will have been registered under the Securities Act of 1933, as amended (the “1933 Act”). If you are an “affiliate” of WellPoint, as that term is defined in Rule 144, promulgated pursuant to the 1993 Act (“Rule 144”), you may not sell the shares of restricted stock received except in compliance with Rule 144. Certificates representing shares of WellPoint stock issued to an “affiliate” of WellPoint may bear a legend setting forth such restrictions on the disposition or transfer of the shares of WellPoint stock as WellPoint deems appropriate to comply with federal and state securities laws.

No Continued Employment. Nothing in this letter shall restrict the right of WellPoint to terminate your employment at any time with or without cause.

The Plan. This letter is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Compensation Committee. In the event of any conflict between the provisions of the Plan and this letter, the provisions of the Plan shall control, and this letter shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on WellPoint’s HR intranet under XXXXXXXXXXXXXX>XXXXXXXXXXXXXXXXXXXXX. A paper copy of the Plan and the prospectus will be provided to you upon your written request to WellPoint at WellPoint, Inc., 120 Monument Circle, Indianapolis, Indiana 46204, Attention: Corporate Secretary, Shareholder Services Department.

Withholding. WellPoint shall withhold all applicable taxes required by law from all amounts paid in satisfaction of the award. You may notify the WellPoint stock administrator in writing prior to the applicable Expiration Date that you elect to satisfy the withholding obligation by paying the amount of any taxes in cash or check. If you do not provide such notice, with the approval of the Compensation Committee and if permissible under Section 16 of the Securities Exchange Act of 1934, as amended, shares of WellPoint common stock will be delivered to cover such payment. The amount of the withholding and, if applicable, the number of shares to be deducted shall be determined by the Compensation Committee as of when the withholding is required to be made, provided that the number of shares of WellPoint common stock so withheld or delivered shall have a fair market value (as determined by the Compensation Committee) which does not exceed the minimum required amount of such withholding. Until all taxes have been paid, no stock certificate will be issued to you.

Other Plans. You acknowledge that any income derived from the sale of shares will not affect your participation in, or benefits under, any other benefit plan maintained by WellPoint.

Notices. All notices by you or your assigns to WellPoint shall be addressed to WellPoint, Inc., 120 Monument Circle, Indianapolis Indiana 46204, Attention: Compensation Committee, or such other address as WellPoint may from time to time specify. All notices to you shall be addressed to you at your address in WellPoint’s records.

IN WITNESS WHEREOF, WellPoint, by its duly authorized officer, and you have executed this letter as of this              day of             , 20XX.

WellPoint, Inc.		Signature:

By:		Printed:
Chairman, Compensation Committee

WellPoint, Inc.

Stock Administration Department

120 Monument Circle

Indianapolis, IN 46204